Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE MADE EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$———	_________, 2014

For value received AXION INTERNATIONAL HOLDINGS, INC., a Colorado corporation (“Company”), promises to pay to ______________, or its assigns (“Holder”) the principal sum of $——— with interest accruing on the outstanding principal amount advanced hereunder from time to time at the rate of 8% per annum. Interest shall commence upon the advance of any principal hereunder and shall continue to accrue on the outstanding principal until this Note is paid in full or converted. Interest shall be computed on the basis of a year of 360 days consisting of twelve 30 day months. This Note is one of a series of Notes (“Notes”) in the aggregate principal amount of Two Million Dollars ($2,000,000). The holders of the Notes are hereafter referred to as ‘Holders”. This Note amends and restates and is intended to replace a prior note in the same principal amount issued to Holder.

1. Definitions. For purposes of this Note, the following terms shall have the definitions ascribed thereto:

A. “Principal Market” means the OTC Bulletin Board.

B. “Trading Day” means any day on which the Company’s shares of no par value common stock (“Common Stock”) is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., Delaware time).

C. “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., Delaware time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Delaware time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., Delaware time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Delaware time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Company in good faith. Other than with respect to the definition of the term “Listing Event,” all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

2. Payments. Interest shall be paid quarterly starting with the quarter ended September 30, 2014. All such payments will be due by the fifteenth day of the month succeeding the end of the prior quarter. For the quarter ended December 31, 2014 and for each subsequent quarter that this Note is outstanding, Holder shall have the right to have the interest paid in shares of the Company’s Common Stock by providing written notice to the Company at least fifteen (15) days prior to the date that the interest is due. In such event, such shares shall be valued at a price equal to the average of the Weighted Average Price of a share of Common Stock for the twenty consecutive Trading Days ended with the end of a quarter with any fractional shares rounded up to a whole share. Except as otherwise provided, all payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata against the principal amounts due under all the Notes. All payments shall be applied first to accrued interest, and thereafter to principal. Company may prepay this Note prior to the Maturity Date with the consent of the Holder. The outstanding principal amount of this Note, together with all accrued and unpaid interest shall be immediately due and payable five years from the date hereof (the “Maturity Date”).

3. Conversion. If (i) at any time upon a date prescribed by the Holder or (ii) the Company’s shares of Common Stock prior to the Maturity Date are listed on a U.S. based stock exchange, then the principal amount due under this Note shall be converted into a number of shares of the Company’s Common Stock equal to the product of (i) 2,500,000 multiplied by (ii) a fraction, the numerator of which is the principal balance then outstanding under this Note and the denominator of which is $——— (“Conversion Shares”). If such conversion occurs upon a listing, the conversion shall be automatic without any further action by the Company or the Holder. In the event the Company divides its outstanding shares of Common Stock by stock dividend or stock split into a greater number of shares or if the Company combines its outstanding shares through a stock combination or reverse stock split into a lesser number of shares, the number of Conversion Shares shall be appropriately increased or decreased. Any accrued and unpaid interest on this Note shall be paid in cash upon any conversion.

4. Events of Default. If there shall be any Event of Default hereunder, at the option of the Holder, all principal and accrued and unpaid interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) Company fails to pay timely any of the principal amount or accrued interest due under this Note on the date the same becomes due and payable;

(b) Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Company (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Company.

(d) An event of default occurs under any note issued to any of the Holders.

5. Waiver. Company hereby waives demand, notice, presentment, protest and notice of dishonor.

6. Transfer. This Note may be transferred only upon written consent of the Holder and upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.

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AXION INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title: